EXHIBIT 99.1

PRESS RELEASE

Media Contact:
Terri Deuel
EasyLink Services International Corporation
678-533-8003

EasyLink Services International Corporation Raises Fiscal Year 2008 Guidance

Norcross, Georgia – November 26, 2007 – EasyLink Services International Corporation (NasdaqCM: ESIC) (formerly known as Internet Commerce Corporation), a global provider of comprehensive messaging services, today updated previously reported guidance for its fiscal year 2008 financial results.

EasyLink Services now expects fiscal year 2008 EBITDA will be in the high end of its reported range of $17 million to $19 million. EasyLink said that its revised guidance for the fiscal year primarily is the result of its anticipated first quarter results.

“Our outlook for fiscal year 2008 is extremely optimistic, providing us with a solid foundation from which to grow the business,” said Thomas Stallings, EasyLink’s chief executive officer. “We are executing our integration and operating plans and evaluating investment priorities in accordance with our strategy. That strategy has been successfully executed over the last three years, yielding solid revenue growth and strong cash flow. We expect those results to continue over time as we approach all operational changes whether they result from streamlining operations, investing in product development, divesting non-core or underperforming service lines or closing an acquisition under a strategy that creates long-term value for our shareholders.”

Mr. Stallings added that the announcement of EasyLink’s first quarter fiscal year 2008 financial results will underscore the strength in its integration process and advantages in its business model and demonstrate the continued execution of a business plan to advance its position in profitable, growing service lines that help clients with mission critical message and document exchanges.”

EasyLink’s first quarter earnings report is scheduled for release in mid-December, at which time the company intends to provide updated fiscal year 2008 financial guidance as well as the first quarter fiscal year 2008 results.

Forward-Looking and Cautionary Statements
Except for the historical information and discussion contained herein, statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filing with the U.S. Securities and Exchange Commission (SEC).

About EasyLink Services International Corporation
EasyLink Services International Corporation (EasyLink) (NasdaqCM: ESIC), headquartered in Norcross, GA, is uniquely positioned to deliver a variety of messaging services that range from simple web-based fax delivery for small businesses to sophisticated fax hosting, tailored corporate e-mail messaging, EDI business-to-business exchanges, specialized Telex protocol transmissions for marine and finance industries, and so much more. With over two decades of servicing customers around the globe, EasyLink has established a proven track record for providing effective, reliable and secure communications. For more information on EasyLink, visit www.easylink.com or www.icc.net.